Exhibit 23(b)
Consent of Independent Registered Public Accounting Firm
The Board of Directors
The Toro Company
     We consent to the use of our reports dated December 22, 2005 incorporated by reference in this Form S-8, relating to the consolidated balance sheets of The Toro Company and subsidiaries as of October 31, 2005 and 2004, and the related consolidated statements of earnings, cash flows, and changes in stockholders’ equity for each of the years in the three year period ended October 31, 2005, and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of October 31, 2005, and the effectiveness of internal control over financial reporting as of October 31, 2005, which reports are included in the October 31, 2005 annual report on Form 10-K of The Toro Company.
     As discussed in Note 1 to the consolidated financial statements, the company adopted the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment,” on November 1, 2004.
KPMG LLP
/s/KPMG LLP
Minneapolis, Minnesota
June 14, 2006